UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 20, 2011 athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33689	04-3387530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

311 Arsenal Street, Watertown, MA	02472
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 617-402-1000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 20, 2011, athenahealth, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”), as Administrative Agent, Swing Line Lender, and L\C Issuer; the other lenders party thereto from time to time; and Merrill Lynch, Pierce, Fenner & Smith Incorporated and TD Securities (USA) LLC as Joint Lead Arrangers and Joint Book Managers. The Credit Agreement provides for a five-year $100 million revolving credit facility, and, subject to certain conditions including obtaining lender commitments, the facility can be increased by up to an additional $100 million. The proceeds of the credit facility may be used for working capital and other general corporate purposes, including, without limitation, acquisitions and other investments and share repurchases.
     The interest rates applicable to revolving loans under the Credit Agreement are at either (i) the British Bankers Association London Interbank Offered Rate (“LIBOR”) plus an interest margin based on the Company’s consolidated leverage ratio, or (ii) the base rate (which is the highest of (a) the Bank of America prime rate, (b) the Federal Funds rate plus 0.50%, and (c) one month LIBOR plus 1.00%) plus an interest margin based on the Company’s consolidated leverage ratio. The Company will pay a commitment fee during the term of the Credit Agreement, which varies between 0.20% and 0.30% based on the Company’s consolidated leverage ratio.
     The revolving credit facility matures on October 20, 2016, although the Company may prepay the credit facility in whole or in part at any time without premium or penalty, and the unutilized portion of the commitments may be irrevocably reduced or terminated by the Company in whole or in part without penalty or premium.
     The obligations of the Company under the Credit Agreement and all related documents are jointly and severally guaranteed by athenahealth MA, Inc., a wholly owned Massachusetts subsidiary of the Company; Proxsys LLC, a wholly owned Alabama subsidiary of the Company; Anodyne Health Partners, Inc., a wholly owned Delaware subsidiary of the Company; and the Company’s other domestic subsidiaries, excluding athenahealth Security Corporation and any other subsidiary that does not meet certain financial materiality thresholds.
     The Credit Agreement contains customary representations, warranties, and affirmative and negative covenants, including, without limitation, certain covenants and limitations regarding liens, investments, indebtedness, mergers and fundamental changes, sales and asset dispositions, the payment of dividends and distributions, share repurchases, negative pledges, and transactions with affiliates. The Company is also required to maintain compliance with a consolidated fixed charge coverage ratio and a consolidated leverage ratio, measured quarterly. The Company may not permit the consolidated fixed charge coverage ratio to be less than or equal to 1.50 to 1.00. Additionally, the Company may not permit the consolidated leverage ratio to be greater than 2.75 to 1.00, unless the Company has consolidated EBITDA greater than $150 million, in which case, the maximum consolidated leverage ratio increases to 3.00 to 1.00.
     The Credit Agreement contains customary events of default, including, without limitation, nonpayment of principal, interest, fees, or other amounts; failure to perform or observe covenants within a specified period of time; inaccuracy of representations and warranties; cross-default to other indebtedness with a principal amount of $10 million or more; bankruptcy and insolvency defaults (with a grace period for involuntary proceedings); inability to pay debts; attachment defaults; monetary and nonmonetary judgment defaults; ERISA defaults; invalidity of loan and collateral documents defaults; and change of control defaults. Upon the occurrence and continuance of an event of default, the lenders may declare the loans and all the other obligations under the Credit Agreement immediately due and payable.
     The foregoing is a summary description of certain terms of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, which the Company intends to file as an exhibit to its quarterly report on Form 10-Q for the quarter ended September 30, 2011.
Item 2.02 Results of Operations and Financial Condition.
     On October 20, 2011, the Company issued a press release regarding its financial and operational results for the quarter ended September 30, 2011. The Company also posted prepared remarks with respect to its third quarter results on the Investors section of its website at www.athenahealth.com. Copies of the press release and prepared remarks are furnished herewith as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.
     The information included in this Current Report on Form 8-K pursuant to this Item 2.02, including Exhibit 99.1 and Exhibit 99.2 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as expressly set forth by specific reference in such filing.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     To the extent applicable, the information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
99.1	Press release issued by athenahealth, Inc. on October 20, 2011, furnished herewith.
99.2	Prepared remarks dated as of October 20, 2011, furnished herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc.

(Registrant)

October 20, 2011	/s/ TIMOTHY M. ADAMS

Timothy M. Adams
CFO & SVP

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by athenahealth, Inc. on October 20, 2011, furnished herewith.
99.2	Prepared remarks dated as of October 20, 2011, furnished herewith.